Exhibit 10.29

Memorandum Of

Assignment and Assumption Agreement (Mining Leases)

This Memorandum of Assignment and Assumption Agreement (Mining Leases) (this “Memorandum”), executed to be effective as of May 17, 2021 (the “Effective Date”), is by and between Texas Mineral Resources Corp., a Delaware corporation, successor by name change to Texas Rare Earth Resources Corp. (“Assignor”), and Round Top Mountain Development, LLC, a Delaware limited liability company (“Assignee”).

Recitals

A. Assignor, USA Rare Earth, LLC and Assignee are parties to that certain Contribution Agreement dated May 17, 2021 (the “Agreement”).

B. As of May 17, 2021, Assignor held certain mining leases listed on Exhibit A (the “Mining Leases”). The Mining Leases are associated with the Round Top Mountain Project located in Hudspeth County, Texas (the “Project”).

C. Pursuant to the Agreement, Assignor executed and delivered, and Assignee executed and returned, counterparts of an Assignment and Assumption Agreement (Mining Leases) dated May 17, 2021 (the “Assignment”).

D. Assignor and Assignee have agreed to execute and record this Memorandum with respect to the Assignment to set forth certain principal terms of the Assignment and to give notice to third parties of the rights and obligations of the parties under the Assignment.

Assignment and Assumption

Capitalized terms used and not otherwise defined in this Assignment (including the exhibit hereto) will have the meanings ascribed to them in the Agreement.

For good and valuable consideration, the receipt and sufficiency of which are acknowledged, subject to the terms and conditions set forth in the Agreement, Assignor sold, conveyed, assigned, transferred and delivered to Assignee, its successors and assigns forever, all of Assignor’s right, title, and interest in, to and under the Mining Leases, to have and to hold forever.

Subject to the terms and conditions set forth in the Agreement, Assignee accepted the Assignment and assumed and agreed to pay, satisfy, perform and discharge when due any and all of the liabilities and obligations of any kind, character or nature whatsoever (whether known or unknown, accrued, absolute, contingent, determined, determinable or otherwise) of Assignor under the Mining Leases, whether arising prior to or on or after the Effective Date.

Assignee covenanted and agreed that before selling, assigning or otherwise transferring or conveying the Mining Leases (each, a “Transfer”), Assignee will timely obtain all approvals required by applicable law, regulation or the terms of the instrument being Transferred including those required by the General Land Office of the State of Texas. The Assignment also contains additional restrictions on Transfer of the Mining Leases.

The Assignment incorporates by reference the representations and warranties, and associated limitations and disclaimers, made in the Agreement with respect to the Mining Leases and no others. The Assignment, being further documentation of the transactions contemplated by the Agreement, is subject in all respects to the terms and conditions of the Agreement. In the event of a conflict between any provision of the Assignment and any provision of the Agreement, the provisions of the Agreement will control.

This Memorandum may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement.

Executed by Assignor and Assignee to be effective as of the Effective Date.

Assignor	Assignee

Texas Mineral Resources Corp., a Delaware corporation 539 El Paso Street Sierra Blanca, Texas 79851	Round Top Mountain Development, LLC, a Delaware limited liability company 539 El Paso Street Sierra Blanca, Texas 79851

By:	/s/ Daniel Gorski	By:	/s/ Douglas Newby
Name:	Daniel Gorski	Name:	Douglas Newby
Title:	Chief Executive Officer	Title:	Title: Executive Vice President, Chief Operating Officer & Interim CFO of USA Rare Earth, LLC, Manager

State of ______________
ss.
County of ____________

This instrument was acknowledged before me on the _____ day of ________, 2021, by Daniel Gorski, the Chief Executive Officer of Texas Mineral Resources Corp.

________________________
Notary Public

My Commission Expires:
[seal]

My Commission Expires:

State of New York
ss.
County of Suffolk

This instrument was acknowledged before me on the 4th day of August 2021, 2021, by Douglas Newby, the Executive Vice President, Chief Operating Officer & Interim CFO of USA Rare Earth, LLC, Manager of Round Top Mountain Development, LLC.

/s/ Alejandro Rojas
Notary Public
[seal]

My Commission Expires:	06/26/2025

Recorded at the request of, and when recorded, return to:

Round Top Mountain Development, LLC
539 El Paso Street
Sierra Blanca, Texas 79851
Attention: Manager

Exhibit A
to
Memorandum of Assignment and Assumption Agreement
(Mining Leases)

1. Mining Lease Agreement M-113117, dated September 2, 2011, as amended on March 29, 2012 between the State of Texas and Texas Rare Earth Resources Corp, and recorded as Instrument #134836 of the Records of Hudspeth County, Texas

2. Mining Lease Agreement M-113629, dated November 1, 2011 between the State of Texas and Texas Rare Earth Resources Corp and recorded as Instrument #135079 of the Records of Hudspeth County, Texas

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